Filed Pursuant to Rule 424(b)(5)
Registration No. 333-178001

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 5, 2011)

11,000,000 Shares

Common Stock

We are selling 11,000,000 shares of our common stock.

Our shares trade on the New York Stock Exchange under the symbol “PKY.” On March 18, 2013, the last sale price of the shares as reported on the New York Stock Exchange was $17.81 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement and the risks set forth beginning on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference herein.

	Per Share	Total
Public offering price	$17.25	$189,750,000
Underwriting discount	$0.69	$7,590,000
Proceeds, before expenses, to us	$16.56	$182,160,000

The underwriters may also exercise their option to purchase up to an additional 1,650,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about March 25, 2013.

BofA Merrill Lynch	Wells Fargo Securities

KeyBanc Capital Markets	RBC Capital Markets

Credit Suisse	Raymond James	BMO Capital Markets	Stifel

The date of this prospectus supplement is March 19, 2013.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus in making a decision about whether to invest in our common stock. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates that are specified in such documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference, the information in this prospectus supplement will supersede such information. In addition, any statement in a filing we make with the Securities and Exchange Commission, or the SEC, that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

This prospectus supplement does not contain all of the information that is important to you. You should read the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus. Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement and the accompanying prospectus supplement to “we,” “us,” “our” “Parkway” and the “Company” refer to Parkway Properties, Inc., a Maryland corporation, individually or together with its subsidiaries, including Parkway Properties LP, and our predecessors. Parkway Properties LP is a Delaware limited partnership of which we are the sole general partner and to which we refer in this prospectus supplement as our operating partnership.

Parkway Properties, Inc., our logo and other trademarks mentioned in this prospectus supplement and accompanying prospectus are the property of their respective owners.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Examples of forward-looking statements include projected capital resources, projected profitability and portfolio performance, estimates of market rental rates, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions or other transactions, the expected operating performance of anticipated near-term acquisitions and descriptions relating to these expectations, including without limitation, the anticipated net operating income yield. We are including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any such forward-looking statements. We caution investors that any forward-looking statements presented in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve risks and uncertainties (some of which are beyond our control) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties:

•	changes in the real estate industry and in performance of the financial markets;

•	competition in the leasing market;

•	the demand for and market acceptance of our properties for rental purposes;

•	oversupply of office properties in our geographic markets;

•	the amount and growth of our expenses;

•	tenant financial difficulties and general economic conditions, including increasing interest rates, as well as economic conditions in our geographic markets;

•	defaults or non-renewal or leases;

•	risks associated with joint venture partners;

•	the risks associated with the ownership of real property, including risks related to natural disasters;

•	risks associated with property acquisitions;

•	the failure to acquire or sell properties as and when anticipated;

•	illiquidity of real estate;

•	derivation of a significant portion of our revenue from a small number of assets;

•	termination or non-renewal of property management contracts;

S-iii

•	the bankruptcy or insolvency of companies for which we provide property management services or the sale of these properties;

•	the outcome of claims and litigation involving or affecting us;

•	the ability to satisfy conditions necessary to close pending transactions;

•	compliance with environmental and other regulations, including real estate and zoning laws;

•	our inability to obtain financing;

•	our inability to use net operating loss carryforwards; and

•	our failure to maintain our status as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our business, financial condition, liquidity, cash flows and results could differ materially from those expressed in any forward-looking statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Any forward-looking statements speak only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Accordingly, investors should use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends.

For a further discussion of these and other risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, see the section entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K for the year ended December 31, 2012 and our other periodic reports filed with the SEC and incorporated by reference herein.

S-iv

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please read “Risk Factors” for more information about important risks that you should consider before investing in our common stock.

Parkway Properties, Inc.

We are a fully integrated, self-administered and self-managed REIT specializing in the acquisition, ownership and management of quality office buildings in high-growth submarkets in the Sunbelt region of the United States. Our investment strategy is focused on well-located and competitively positioned office assets within central business districts and infill locations in our core submarkets. We believe that accumulating a critical mass of high-quality assets in these submarkets coupled with our integrated platform, market knowledge and industry relationships provide attractive long-term return opportunities for our stockholders and give us a competitive advantage relative to our peers.

As of January 1, 2013, our portfolio was comprised of 43 office properties located in nine states with an aggregate of approximately 11.9 million rentable square feet. As of January 1, 2013, our properties were approximately 88.0% occupied by 884 tenants. Our top five markets by pro rata annualized rental revenue, which are Houston, Charlotte, Atlanta, Phoenix and Tampa, accounted for 76.6% of the annualized rental revenue of our portfolio as of January 1, 2013. These markets exhibit stable demographic trends and have generally been characterized by strong employment bases, above-average job growth, a talented and educated workforce and increasing populations. We also have fee-based real estate services, which in total managed and/or leased approximately 10.8 million square feet for third-party owners as of January 1, 2013.

We are a corporation organized under the laws of the State of Maryland. We have elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1997. We believe that we have operated in a manner that has allowed us to qualify as a REIT for federal income tax purposes commencing with such taxable year, and we intend to continue operating in such a manner. We conduct substantially all of our business through our operating partnership, of which we serve as the sole general partner.

Our principal executive offices are located at Bank of America Center, Suite 2400, 390 North Orange Avenue, Orlando, Florida 32801, and our telephone number is (407) 650-0593. Our website is located at www.pky.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission, or SEC.

Recent Developments

Our business objective is to maximize long-term stockholder value by generating sustainable cash flow growth and increasing the long-term value of our real estate assets through operations, acquisitions and capital recycling, while maintaining a conservative and flexible balance sheet. We intend to pursue an efficient capital allocation strategy that maximizes returns on our invested capital. This strategy may include selectively disposing of properties when we believe returns have been maximized and redeploying capital into more accretive acquisitions and other opportunities. Our acquisitions will include high-quality assets in our core submarkets as well as value-add investment opportunities on a select basis. We believe that we can create value for our stockholders by acquiring under-leased assets at attractive purchase prices and increasing occupancy over time to complement the stable operating cash flow from our core portfolio.

Recent Acquisitions

On March 7, 2013, we completed the acquisition of a portfolio of eight office properties, totaling approximately 1.0 million square feet, located in the Deerwood submarket of Jacksonville, Florida (the “Deerwood Properties”) for a gross purchase price of $130.0 million. The properties were developed in phases from 1996 through 2005 and, as of the date of this prospectus supplement, have a combined occupancy of 94.1%. We own 100% of the portfolio. We funded the purchase price with an $84.5 million first mortgage loan and borrowings under our senior unsecured revolving credit facility.

Since June 6, 2012, we have acquired 15 office properties totaling approximately 4.1 million square feet in eight separate transactions for an aggregate purchase price of approximately $796.2 million. The following table sets forth certain information relating to each of these recently acquired properties.

Property(1)	Year Built / Renovated	Occupancy Percentage(2)	Total Net Rentable Square Feet	Purchase Price (in millions)	Purchase Price Per Square Foot
Hearst Tower	2002	94.7%	972,513	$250.0	$257
Westshore Corporate Center	1998	86.7%	171,330	22.7	131
525 N. Tryon	1998	72.3%	405,021	47.4	117
Phoenix Tower	1984/2011	85.1%	625,688	123.8	198
Tempe Gateway	2009	73.4%	263,887	66.1	250
NASCAR Plaza	2009	88.7%	394,182	99.9	253
Tower Place 200	1998	82.7%	257,784	56.3	217
Deerwood Properties	1996-2005	94.1%	1,020,682	130.0	127

		87.9%	4,117,087	$796.2	$194

(1)	Excludes Hayden Ferry III, IV and V which we purchased through Fund II on August 31, 2012.
(2)	Occupancy is as of March 1, 2013.

Recent Financing Transactions

On March 7, 2013, we placed an $84.5 million secured loan on the Deerwood Properties we acquired as described above. The loan has a fixed interest rate of 3.9% and matures in April 2023.

On February 21, 2013, we placed an $80.0 million secured loan on Phoenix Tower, a 626,000 square foot office building located in the Greenway Plaza submarket of Houston, Texas, that we acquired on December 20, 2012. The loan has a fixed interest rate of 3.9% and matures in March 2023.

Pending Acquisitions

We are currently an investor with the Teacher Retirement System of Texas (“TRST”), a 70% investor in Parkway Properties Office Fund II, L.P. (“Fund II”). On March 18, 2013, we entered into a definitive agreement to acquire TRST’s 70% interest in a portfolio of three Fund II office properties located in the Westshore submarket of Tampa, Florida (“the “Fund II Tampa Properties”). The agreed-upon gross valuation of the Fund II Tampa Properties is $139.3 million. Our purchase price for TRST’s 70% interest in the Fund II Tampa Properties is $97.5 million, comprised of (i) $56.8 million of cash (subject to closing prorations and other customary adjustments) (ii) the assumption of $40.7 million of in-place mortgage indebtedness that is secured by the properties, which represents TRST’s 70% share of the approximately $58.1 million of current in-place mortgage indebtedness. The Fund II Tampa Properties consist of Corporate Center IV at International Plaza, Cypress Center I, II and III, and the Pointe, totaling approximately 789,124 square feet. The properties were built from 1982 through 2008 and, as of the date of this prospectus supplement, have a combined occupancy of 93.5%. We expect the closing on these properties to occur during the first quarter of 2013, subject to customary closing conditions.

On March 15, 2013, we entered into a definitive agreement to acquire approximately 75% of the interest in the US Airways building, a 225,000 square foot office tower located in the Tempe submarket of Phoenix, Arizona. The agreed upon gross valuation of the US Airways building is $56.0 million. Our purchase price for the approximate 75% interest is $41.8 million. The building is currently encumbered by an approximate $18 million mortgage, which we intend to refinance at closing. This nine-story, Class A office tower is adjacent to our Tempe Gateway and Hayden Ferry Lakeside assets and shares a parking structure with Tempe Gateway. Built in 1999, the office building is the headquarters for US Airways, which has leased 100% of the building through 2024 with a current in place net rent of $17.50. US Airways has a termination option on December 31, 2016 and December 31, 2021 with 12 months prior notice. US Airways is also the owner of the remaining approximate 25% interest in the building and has a right of first refusal that allows it to purchase the interest that we intend to purchase for a period of 30 days after receipt of formal notice of the proposed transaction. We expect the closing on this property to occur during the second quarter of 2013, subject to customary closing conditions and our satisfactory completion of due diligence.

As a part of our standard due diligence process in connection with the proposed acquisition and the properties we recently acquired as described in “Recent Acquisitions” above, we analyzed the anticipated initial full year cash net operating income yield we expect to derive from each property. We define estimated cash net operating income yield as the percentage of the net purchase price for the property represented by expected cash net operating income from the property. We calculated the expected cash net operating income by subtracting anticipated initial full-year operating expenses (before interest expense and depreciation and amortization) at each property from the anticipated initial full-year cash income from each property. On this basis, we estimated that the anticipated initial full-year cash net operating income yield for each of these properties is as follows: Hearst Tower—7.0%; Westshore Corporate Center—8.5%; 525 N. Tryon—4.7%; Phoenix Tower—6.0%; Tempe Gateway—5.0%; NASCAR Plaza—7.0%; Tower Place 200—5.9%; Deerwood Properties—9.0%; the Fund II Tampa Properties—8.1%; and the US Airways building—7.0%. Based on these anticipated initial full year cash net operating income yields, these properties would represent, on a pro forma basis, approximately 53% of our annualized 2012 cash net operating income, based on our fourth quarter 2012 cash net operating income. We caution you not to place undue reliance on our anticipated initial full year cash net operating income yield for these properties because it is based solely on data made available to us in the diligence process in connection with their respective acquisitions and is calculated on a non-GAAP basis. Our experience operating these properties may change our expectations with respect to the anticipated initial full year cash net operating income yield. In addition, the actual initial full year cash net operating income yield for these properties may differ from our expectations based on numerous other factors, including difficulties collecting anticipated rental revenues, tenant bankruptcies, property tax reassessments and unanticipated expenses at the properties that we cannot pass on to tenants, as well as the risk factors set forth in this prospectus supplement and the accompanying prospectus and documents incorporated by reference herein and therein.

Although we have entered into definitive agreements to acquire the Fund II Tampa Properties and the US Airways building, we can make no assurance that we will close these acquisitions. Additionally, other than normally recurring capital expenditures, building upgrades and tenant improvements, we have no present plans with respect to renovation, improvement or redevelopment of these assets.

Pending Disposition

On February 20, 2013, we entered into a definitive agreement to sell Atrium at Stonebridge, a 108,236 square foot office building located in Columbia, South Carolina, for a sale price of $3.1 million. We expect the closing on this property to occur by the end of the first quarter of 2013, subject to customary closing conditions. Although we have entered into a definitive agreement to sell the property, we can make no assurance that we will close on this sale.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of our common stock, see “Description of Common Stock” in the accompanying prospectus.

Issuer.	Parkway Properties, Inc., a Maryland corporation

Securities Offered.	11,000,000 shares of common stock, $0.001 par value per share. We have granted the underwriters an option to purchase up to an additional 1,650,000 shares of common stock

Shares of Common Stock Outstanding Immediately Prior to This Offering.	56,110,959 shares

Shares of Common Stock Outstanding Upon Completion of This Offering.	67,110,959 (1) shares (68,760,959 shares if the underwriters exercise their option to purchase additional shares in full)

Shares of Common Stock and Common Units Outstanding Upon Completion of This Offering.	67,112,277 (1)(2) shares and common units of partnership interest in our operating partnership, or common units (68,762,277 shares and common units if the underwriters exercise their option to purchase additional shares in full)

New York Stock Exchange symbol.	PKY

Use of Proceeds.	We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses, will be approximately $181.8 million ($209.1 million if the underwriters exercise their option to purchase additional shares in full). We will contribute the net proceeds of this offering to our operating partnership in exchange for common units of partnership interest in our operating partnership, or common units. Our operating partnership intends to use the net proceeds from this offering to (i) redeem in full all of our outstanding 8.00% Series D Cumulative Redeemable Preferred Stock, $0.001 par value per share, (ii) fund potential acquisition opportunities, (iii) repay amounts outstanding from time to time under our senior unsecured revolving credit facility and/or (iv) for general corporate purposes. See “Use of Proceeds.”

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc. and RBC Capital Markets, LLC (underwriters in this offering) are lenders under our senior unsecured revolving credit facility. As described above, our operating partnership may use a portion of the net proceeds from this offering to repay the borrowings outstanding from time to time under our senior unsecured revolving credit facility. As a result, these affiliates will receive their proportionate share of any amount of the senior unsecured revolving credit facility that is repaid with the proceeds of this offering.

Restrictions on Ownership and Transfer.	Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with the requirements for qualification as a REIT. Among other things, our charter provides that, subject to certain exceptions, no person or entity may actually or constructively own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock. See “Description of Capital Stock” in the accompanying prospectus.

Risk Factors.	Investing in our common stock involves a high degree of risk and the purchasers of our common stock may lose their entire investment. Before deciding to invest in our common stock, please carefully read the section entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K for the year ended December 31, 2012 and our other periodic reports filed with the SEC and incorporated by reference herein.

(1)	Excludes (i) 1,650,000 shares of our common stock issuable upon the exercise of the underwriters’ option to purchase additional shares in full, (ii) 354,088 shares of our common stock and other equity-based awards available under the Parkway Properties, Inc. and Parkway Properties LP 2010 Omnibus Equity Incentive Plan and (iii) shares of our common stock and other equity-based awards we may issue in the future under the Parkway Properties, Inc. and Parkway Properties LP 2013 Omnibus Equity Incentive Plan approved by our board of directors on December 19, 2012, which plan is subject to stockholder approval.
(2)	Includes 1,318 common units held by a limited partner of our operating partnership, which units may, subject to certain limitations, be redeemed for cash or, at our option, exchanged for shares of common stock on a one-for-one basis.

RISK FACTORS

Investing in our common stock involves risks. In addition to other information in this prospectus supplement, you should carefully consider the following risks and the risks described in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as other information and data set forth in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein and therein before making an investment decision with respect to the common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a part of your investment in our common stock. Some statements in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein and therein, including statements in the following risk factors, constitute forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Business and Properties

We may fail to consummate the acquisitions of the Fund II Tampa Properties and the US Airways building, which could have a material adverse impact on our results of operations, earnings and cash flow.

We intend to use a portion of the net proceeds of this offering to fund the cash consideration for (or indebtedness incurred in connection with) the acquisitions of the Fund II Tampa Properties and the US Airways building described in the section entitled “Summary—Parkway Properties, Inc.—Recent Developments—Pending Acquisitions.” These acquisitions are subject to customary closing conditions, and with respect to the US Airways building, our satisfactory completion of due diligence. There can be no assurances those conditions will be satisfied. In addition, US Airways, the owner of the remaining 25% interest in the US Airways building, has a right of first refusal that allows it to purchase the 75% interest that we intend to purchase for a period of 30 days after receipt of formal notice of the proposed transaction. There can be no assurance that we will close on the terms described herein or at all. In the event that we fail to consummate the acquisitions of the Fund II Tampa Properties and the US Airways building, we will have issued a significant number of additional shares of our common stock without realizing a corresponding increase in earnings and cash flow from acquiring those properties. In addition, we will have broad authority to use the net proceeds of this offering for other purposes that may not be accretive to our results of operations. As a result, our failure to consummate the acquisitions of the Fund II Tampa Properties and the US Airways building could have a material adverse impact on our financial condition, results of operations and the market price of our common stock.

Risks Related to this Offering

The market price and trading volume of our common stock may be volatile following this offering.

The per share trading price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the purchase price. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the real estate industry;

•	prevailing interest rates;

•	the market for similar securities;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	market reaction to any compensation arrangements we may adopt in the future;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein and therein;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	future equity issuances;

•	failure to meet earnings estimates;

•	failure to meet the REIT qualification requirements and maintain our REIT status;

•	changes in our credit ratings;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

Affiliates of the underwriters may receive benefits in connection with this offering.

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc. and RBC Capital Markets, LLC (underwriters in this offering) are lenders under our senior unsecured revolving credit facility. To the extent that we use a portion of the net proceeds of this offering to repay borrowings outstanding under our senior unsecured revolving credit facility, such affiliates of the underwriters will receive their proportionate shares of any amount of the senior unsecured revolving credit facility that is repaid with the net proceeds of this offering. These transactions create potential conflicts of interest because the underwriters have an interest in the successful completion of this offering beyond the sales commissions they will receive. These interests may influence the decision regarding the terms and circumstances under which the offering is completed.

You may experience significant dilution as a result of this offering, which may adversely affect the per share trading price of our common stock.

This offering may have a dilutive effect on our earnings per share and funds from operations per share after giving effect to the issuance of our common stock in this offering and the receipt of the expected net proceeds. The actual amount of dilution from this offering, or from any future offering of common or preferred stock, will be based on numerous factors, particularly the use of proceeds and the return generated by such investment, and cannot be determined at this time. The per share trading price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market pursuant to this offering, or otherwise, or as a result of the perception or expectation that such sales could occur.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses, will be approximately $181.8 million ($209.1 million if the underwriters exercise their option to purchase additional shares in full). We will contribute the net proceeds of this offering to our operating partnership in exchange for common units. Our operating partnership intends to use the net proceeds from this offering to (i) redeem in full all of our outstanding 8.00% Series D Cumulative Redeemable Preferred Stock, $0.001 par value per share, (ii) fund potential acquisition opportunities, (iii) repay amounts outstanding from time to time under our senior unsecured revolving credit facility and/or (iv) for general corporate purposes.

We intend to use a portion of the net proceeds of this offering, in addition to borrowings from our senior unsecured revolving credit facility, to fund the cash consideration for (or indebtedness incurred in connection with) the acquisitions of the Fund II Tampa Properties and the US Airways building. As of December 31, 2012, we had approximately $137 million outstanding under our unsecured revolving credit facility, and as of the date of this prospectus supplement $117 million was outstanding under our unsecured revolving credit facility. Our senior unsecured revolving credit facility currently bears interest at LIBOR plus 160 basis points and matures on March 29, 2016 (which maturity may be extended for an additional year at our option subject to certain conditions).

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc. and RBC Capital Markets, LLC (underwriters in this offering) are lenders under our senior unsecured revolving credit facility. As described above, our operating partnership may use a portion of the net proceeds from this offering to repay the borrowings outstanding from time to time under our senior unsecured revolving credit facility. As a result, these affiliates will receive their proportionate share of any amount of the senior unsecured revolving credit facility that is repaid with the proceeds of this offering.

In connection with the redemption of our outstanding shares of 8.00% Series D Cumulative Redeemable Preferred Stock, as contemplated above, we expect that we will be required under generally accepted accounting principles to book a loss at the time of such redemption, because of costs associated with the issuances and because a portion of such shares were originally issued at a price that was less than the redemption price of such shares. We expect this loss, which will constitute a non-cash accounting charge, will be approximately $6.5 million, representing the difference between the costs associated with the issuances, including the price at which such shares were issued, and the redemption price.

Pending application of cash proceeds, our operating partnership will invest the net proceeds from this offering in interest-bearing accounts and short-term, interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and consolidated capitalization as of December 31, 2012 and our cash and cash equivalents and consolidated capitalization as of December 31, 2012, adjusted to give effect to this offering. No adjustments have been made to reflect normal course operations by us or other developments with our business after December 31, 2012, including the funding of the cash consideration for (or indebtedness incurred in connection with) our expected acquisitions of the Fund II Tampa Properties and the US Airways building. As a result, the as adjusted information provided below is not indicative of our actual cash and cash equivalents position or consolidated capitalization as of any date. You should read this table in conjunction with “Use of Proceeds” in this prospectus supplement and the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement.

	As of December 31, 2012
	Actual	As Adjusted(1)
	(in thousands, except shareamounts)
Cash and cash equivalents	$81,856	$128,084

Debt:
Notes payable to banks(2)	$262,000	$262,000
Mortgage notes payable(3)	605,889	605,889
Equity:
Parkway Properties, Inc. stockholders’ equity:
8.00% Series D Cumulative Redeemable Preferred stock, $0.001 par value; 5,421,296 shares authorized, issued and outstanding, actual; 0 shares issued and outstanding, as adjusted	128,942	—
Common stock, par value $0.001; 114,578,704 shares authorized; 56,138,209 shares issued and outstanding, actual; 66,138,209(4) shares issued and outstanding, as adjusted	56	67
Additional paid-in capital	907,254	1,089,003
Accumulated other comprehensive loss	(4,425)	(4,425)
Accumulated deficit	(337,813)	(344,403)

Total Parkway Properties, Inc. stockholders’ equity	694,014	740,242
Noncontrolling interests	261,992	261,992

Total equity	956,006	1,002,234

Total capitalization	$1,823,895	$1,870,123

(1)	Does not reflect the payment of the cash consideration for (or indebtedness incurred in connection with) our acquisitions of the Fund II Tampa Properties and the US Airways building. We intend to pay the purchase prices using cash on hand (including from the net proceeds of this offering) and borrowings under our senior unsecured revolving credit facility.
(2)	As of December 31, 2012, we had approximately $137 million outstanding under our senior unsecured revolving credit facility and had $125 million outstanding under our term loan. As of the date of this prospectus, we had approximately $117 million outstanding under our senior unsecured revolving credit facility and we intend to repay amounts outstanding from time to time from the net proceeds of this offering.
(3)	Does not reflect the $84.5 million secured loan we placed on the Deerwood Properties in March 2013 that has a fixed interest rate of 3.9% and matures in April 2023 and does not reflect the $80.0 million secured loan we placed on Phoenix Tower in February 2013 that has a fixed interest rate of 3.9% and matures in March 2023.

(4)	Excludes (i) 1,650,000 shares of our common stock issuable upon the exercise of the underwriters’ option to purchase additional shares in full, (ii) 354,088 shares of our common stock and other equity-based awards available under the Parkway Properties, Inc. and Parkway Properties LP 2010 Omnibus Equity Incentive Plan and (iii) shares of our common stock and other equity-based awards we may issue in the future under the Parkway Properties, Inc. and Parkway Properties LP 2013 Omnibus Equity Incentive Plan approved by our board of directors on December 19, 2012, which plan is subject to stockholder approval.

SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS

This discussion is a supplement to, and is intended to be read together with, the discussion contained under the heading “Material United States Federal Income Tax Considerations” in the accompanying prospectus, which is incorporated by reference in this prospectus supplement. This discussion is for general information only and is not tax advice.

The following discussion supplements and should be read together with the paragraphs under the heading “Material United States Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Tax Rates,” “Material United States Federal Income Tax Considerations—Taxable REIT Subsidiaries,” “Material United States Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions,” “Material United States Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Capital Gain Dividends,” “Material United States Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Capital Gains and Losses,” in the accompanying prospectus.

The American Taxpayer Relief Act of 2012 (“ATRA”) was enacted on January 3, 2013. Certain provisions of U.S. federal income tax law relating to capital gain taxation (including the taxation of capital gain dividends) and the applicability of capital gain rates to dividends designated as “qualified dividend income” were scheduled to “sunset” and revert to provisions of prior law for taxable years beginning after December 31, 2012. ATRA has modified those rules. For taxable years beginning after 2012, for noncorporate taxpayers, both the maximum capital gain tax rate (for gain other than “unrecaptured section 1250 gain”) and the maximum rate applicable to qualified dividend income generally is 20%.

The following discussion supplements the discussion under the bullet beginning “Seventh” under the heading “Material United States Federal Income Tax Considerations—Taxation of Our Company as a REIT” in the accompanying prospectus.

As discussed under “—Taxation of Our Company as a REIT,” we may be subject to tax at the highest applicable corporate rate on the gain we recognize from the disposition of an asset acquired from a C corporation in a transaction in which the basis of the asset in our hands is less than its fair market value, in each case determined on the date we acquired the asset, to the extent of the “built-in gain” in the asset. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. In general, this tax applies for a period of 10 years beginning with the day on which we acquired the asset (the “recognition period”). Pursuant to ATRA (as defined in this prospectus supplement in the discussion above relating to tax rates), the recognition period is reduced to 5 years for assets sold in 2012 or 2013. Absent further legislation, the recognition period will revert to 10 years in 2014. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. The IRS has issued Proposed Treasury Regulations which would exclude from the application of this built-in gains tax any gain from the sale of property which we acquired in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code. These Proposed Treasury Regulations will not be effective unless they are issued in their final form, and as of the date of this prospectus supplement, it is not possible to determine whether the Proposed Treasury Regulations will be finalized in their current form or at all.

The following discussion should precede the heading “Material United States Federal Income Tax Considerations—Backup Withholding Tax and Information Reporting” in the accompanying prospectus. The last paragraph under the heading “Material United States Federal Income Tax Considerations—Backup Withholding Tax and Information Reporting” is hereby deleted.

Withholding on Payments to Certain Foreign Entities

The Foreign Account Tax Compliance Act (“FATCA”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

On January 17, 2013, final regulations under FATCA were published. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA.

Under delayed effective dates provided for in the final regulations the required withholding does not begin until January 1, 2014 with respect to dividends on our shares, and January 1, 2017 with respect to gross proceeds from a sale or other disposition of our shares.

If withholding is required under FATCA on a payment related to our stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc. and RBC Capital Markets, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,585,000
Wells Fargo Securities, LLC	2,585,000
KeyBanc Capital Markets Inc.	1,650,000
RBC Capital Markets, LLC	1,650,000
Credit Suisse Securities (USA) LLC	935,000
Raymond James & Associates, Inc.	935,000
BMO Capital Markets Corp.	330,000
Stifel, Nicolaus & Company, Incorporated	330,000

Total	11,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.41 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option

Public offering price	$17.25	$189,750,000	$218,212,500

Underwriting discount	$0.69	$7,590,000	$8,728,500

Proceeds, before expenses, to us	$16.56	$182,160,000	$209,484,000

The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,650,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “PKY.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC act as joint lead arrangers and bookrunners under our senior unsecured revolving credit facility. Under this facility, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as syndication agent, an affiliate and Wells Fargo Securities, LLC acts as administrative agent and an affiliate of each of KeyBanc Capital Markets Inc. and RBC Capital markets, LLC acts as documentation agent. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets Inc. act as joint lead arrangers and joint bookrunners of our term loan, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as syndication agent and an affiliate of each of Wells Fargo Securities, LLC and KeyBanc Capital Markets Inc. acts as documentation agent. As described herein, our operating partnership may use a portion of the net proceeds from this offering to repay borrowings outstanding from time to time under our senior unsecured revolving credit facility. As a result, these underwriters and their affiliates will receive their proportionate share of any amount of the senior unsecured revolving credit facility that is repaid with the proceeds of this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Hogan Lovells US LLP and for the underwriters by Latham & Watkins LLP. DLA Piper LLP (US) will pass upon the validity of the shares of common stock sold in this offering and certain other matters under Maryland law. The legal matters described under “Material United States Federal Income Tax Considerations” beginning on page 20 of the accompanying prospectus, as supplemented by “Supplemental Federal Income Tax Considerations” on page S-10 of this prospectus supplement, will be passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

EXPERTS

The consolidated financial statements of Parkway Properties, Inc. included in our Annual Report on Form 10-K for the year ended December 31, 2012, including schedules appearing therein, and the effectiveness of Parkway Properties Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, and incorporated herein by reference. Such consolidated financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedules of Parkway Properties, Inc. as of December 31, 2011, and for each of the years in the two-year period ended December 31, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2011 and 2010 consolidated financial statements contains an explanatory paragraph that states as discussed in Note A to the consolidated financial statements, the Company retrospectively applied Accounting Standards Update 2011-05, “Comprehensive Income” and updated the financial statement presentation of comprehensive loss for the years ended December 31, 2011 and 2010. In addition, the explanatory paragraph states as discussed in Notes G and M to the consolidated financial statements, the Company retrospectively applied certain reclassifications associated with discontinued operations for the years ended December 31, 2011 and 2010.

The (i) statement of revenues and direct operating expenses of Hearst Tower for the year ended December 31, 2011, incorporated by reference herein from our Current Report on Form 8-K/A filed with the SEC on August 20, 2012, (ii) statement of revenues and certain expenses of NASCAR Plaza for the year ended December 31, 2011, incorporated by reference herein from our Current Report on Form 8-K/A filed with the SEC on February 6, 2013, and (ii) statement of revenues and certain expenses of Phoenix Tower for the year ended December 31, 2011, incorporated by reference herein from our Current Report on Form 8-K filed with the SEC on March 5, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, and incorporated herein by reference. Such statement of revenues and direct operating expenses and such statements of revenues and certain expenses are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC Commission allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document that is incorporated by reference in this prospectus supplement and the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement and the accompanying prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	our Current Reports on Form 8-K or 8-K/A, as applicable, filed with the SEC on August 20, 2012, January 11, January 23, January 29, February 6, February 27, March 5, 2013 and March 13, 2013;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2012 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2011;

•	the description of our common stock contained in our registration statement on Form 8-A, filed on August 5, 1996, and all amendments and reports updating that description; and

•

all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the underlying securities.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement and the accompanying prospectus.

You may read and copy the registration statement and any other documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov. Our reference to the SEC’s Internet site is intended to be an inactive textual reference only. We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement and the accompanying prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Parkway Properties, Inc., Bank of America Center, Suite 2400, 390 North Orange Avenue, Orlando, Florida 32801, Attention: Investor Relations.

Prospectus

$500,000,000

PARKWAY PROPERTIES, INC.

COMMON STOCK, PREFERRED STOCK, WARRANTS

From time to time, we or one or more selling security holders to be identified in the future, may offer from time to time in one or more series or classes (i) shares of our common stock, par value $0.001 per share; (ii) shares of our preferred stock, par value $0.001 per share; and (iii) warrants to purchase preferred stock or common stock, referred to collectively in this prospectus as the “offered securities,” separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus. This prospectus provides you with a general description of the securities we or the selling security holders may offer.

The specific terms of the offered securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, where applicable (i) in the case of common stock, the offering price and size of the offering; (ii) in the case of preferred stock, the specific title and any dividend, liquidation, redemption, conversion, voting and other rights and the offering price; and (iii) in the case of warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the offered securities, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes.

The applicable prospectus supplement will also contain information, where applicable, about certain United States federal income tax consequences relating to, and any listing on a securities exchange of, the offered securities covered by such prospectus supplement.

The offered securities may be offered directly, through agents we or the selling security holders may designate from time to time or by, to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the offered securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in, or will be calculable from the information set forth in, the applicable prospectus supplement. See “Plan of Distribution.” No offered securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of offered securities.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “PKY.” On November 14, 2011, the last reported sales price of our common stock on the NYSE was $11.69 per share.

Before you invest in the offered securities, you should consider the risks discussed in “Risk Factors” beginning on page 1, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2011.

You should rely only on the information contained in or incorporated by reference into this prospectus and any related prospectus supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling security holders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the related prospectus supplement and the documents incorporated by reference herein is accurate only as of its respective date or dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus, in one or more offerings, up to a maximum aggregate offering price of $500,000,000.

This prospectus provides you with a general description of the securities offered by us, which is not meant to be a complete description of each security. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in the prospectus supplement and any other offering material related to such securities.

You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in this prospectus. The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

FORWARD-LOOKING INFORMATION

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements. Additionally, documents we subsequently file with the Securities and Exchange Commission and incorporate by reference will contain forward-looking statements. In particular, statements, such as those that are not in the present or past tense, that discuss our beliefs, expectations (including the use of the words anticipate, believe, forecast, intends, expects, project or similar expressions) or intentions or those pertaining to our projected capital improvements, expected sources of financing, expectations as to timing of acquisitions or dispositions and descriptions relating to those expectations, profitability and portfolio performance and estimates of market rental rates contain forward-looking statements. Forward-looking statements involve numerous risks and uncertainties (some of which are beyond our control) and are subject to change based upon various factors including but not limited to the following risks and uncertainties among others discussed herein and in our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: changes in the real estate industry and in the performance of the financial markets; the demand for and market acceptance of our properties for rental purposes; the amount and growth of our expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where we own property; risks associated with joint venture partners; risks associated with the ownership and development of real property; the failure to acquire or sell properties as and when anticipated; termination of property management contracts; the bankruptcy or insolvency of companies for which we or Eola Capital, LLC (“Eola”), provide property management services; our ability to integrate the business of Eola and unanticipated costs in connection with such integration, the outcome of claims and litigation involving or affecting us; failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”), environmental uncertainties, risks related to natural disasters, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon the trends of the economy, including interest rates, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed elsewhere in our filings under the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence or the manner in which they may affect us. We assume no obligation to update forward-looking statements, except as may be required by law.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Web site at www.pky.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. You can review our SEC filings and the registration statement by accessing the SEC’s Web site at www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Our filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain important information about us. This means that the information in this prospectus may not be complete, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supersede the current information in, and be incorporated by reference in, this prospectus.

We incorporate by reference the documents listed below, and any other documents we file with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, including all filings made after the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus and before the termination of the offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the three months ended September 30, 2011, June 30, 2011, and March 31, 2011;

•

our Current Reports on Form 8-K dated January 18, 2011, January 27, 2011, January 31, 2011, February 15, 2011, April 13, 2011, May 9, 2011, May 12, 2011, May 13, 2011, May 18, 2011, June 6, 2011, June 14, 2011, August 4, 2011, September 2, 2011, September 19, 2011, September 23, 2011, October 14, 2011 and November 15, 2011; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed on August 5, 1996, and all amendments and reports updating that description.

You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: Parkway Properties, Inc., One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Investor Relations. Our telephone number is (601) 948-4091 or (800) 748-1667. You may also reach us by e-mail through our Web site at www.pky.com.

PARKWAY PROPERTIES, INC.

We are a self-administered real estate investment trust, or REIT, specializing in the operation, leasing, acquisition and ownership of office properties. We are geographically focused on the Southeastern and Southwestern United States. As of October 1, 2011 we owned or had an interest in 67 office properties located in 12 states with an aggregate of approximately 14.5 million square feet of leasable space. We generate revenue primarily by leasing office space to customers and providing management and leasing services to third-party office property owners (including joint ventures in which we own an interest). The primary drivers behind our revenues are occupancy, rental rates and customer retention. Our revenues are dependent on the occupancy of our office buildings. As of October 1, 2011, our office portfolio was approximately 84.4% occupied.

We are a corporation organized under the laws of the State of Maryland. Our principal executive offices are located at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi, 39201-2195, and our telephone number is (601) 948-4091. We also have a web site at www.pky.com. Information contained on our web site is not and should not be considered a part of this prospectus.

Additional information regarding us, including our audited financial statements, is contained in the documents incorporated by reference in this prospectus. Please also refer to the section entitled “Where You Can Find More Information” on page 2.

USE OF PROCEEDS

As will be more fully described in any applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including, without limitation, the repayment of debt and the development and acquisition of additional properties.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 2011 and the years ended December 31, 2010, 2009, 2008, 2007 and 2006 was 1.36, 1.28, 0.40, 0.46, 0.39 and (2.16), respectively.

For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, and preferred stock dividends to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses and amortization of debt issuance costs.

The ratios are based solely on historical financial information, and no pro forma adjustment has been made thereto.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of all material terms and provisions of our capital stock. You should refer to our charter and bylaws for the complete provisions thereof.

The total number of shares of capital stock of all classes that we are authorized to issue is 100,000,000. Our charter authorizes the issuance of 64,578,704 shares of common stock, par value $0.001 per share, 5,421,296 shares of Series D preferred stock, par value $0.001 per share and 30,000,000 shares of Excess Stock, par value $0.001 per share. As of September 30, 2011, 22,118,817 shares of common stock, 5,421,296 shares of Series D preferred stock and no shares of Excess Stock were issued and outstanding. The common stock and the Series D preferred stock are currently listed on the New York Stock Exchange under the symbols “PKY” and “PKY PrD” respectively.

Our board of directors is authorized by the charter, to classify and reclassify any of our unissued shares of capital stock, by, among other alternatives, setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. The power of the board of directors to classify and reclassify any of the shares of capital stock includes the authority to classify or reclassify such shares into a class or classes of preferred stock or other stock.

Pursuant to the provisions of our charter, if a transfer of stock occurs such that any person would own, beneficially or constructively (applying the applicable attribution rules of the Code), more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding equity stock (excluding shares of Excess Stock), then the amount in excess of the 9.8% limit will automatically be converted into shares of Excess Stock, any such transfer will be void from the beginning, and we will have the right to redeem such stock. This ownership limitation is intended to assure our ability to remain a qualified REIT for Federal income tax purposes, however, it may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.8% of the outstanding shares of equity stock or otherwise effect a change in control. These restrictions also apply to any transfer of stock that would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT for federal income tax purposes. Upon any transfer that results in Excess Stock, such Excess Stock shall be held in trust for the exclusive benefit of one or more charitable beneficiaries designated by us. Upon the satisfaction of certain conditions, the person who would have been the record holder of equity stock if the transfer had not resulted in Excess Stock may designate a beneficiary of an interest in the trust. Upon such transfer of an interest in the trust, the corresponding shares of Excess Stock in the trust shall be automatically exchanged for an equal number of shares of equity stock of the same class as such stock had been prior to it becoming Excess Stock and shall be transferred of record to the designated beneficiary. Excess Stock has no voting rights, except as required by law, and any vote cast by a purported transferee in respect of shares of Excess Stock prior to the discovery that shares of equity stock had been converted into Excess Stock shall be void from the beginning. Excess Stock shall be not entitled to dividends. Any dividend paid prior to our discovery that equity stock has been converted to Excess Stock shall be repaid to us upon demand. In the event of our liquidation, each holder of Excess Stock shall be entitled to receive that portion of our assets that would have been distributed to the holder of the equity stock in respect of which such Excess Stock was issued. The trustee of the trust holding Excess Stock shall distribute such assets to the beneficiaries of such trust. These restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of our capital stock are traded. Notwithstanding the prior sentence, certain transactions may be settled by providing shares of Excess Stock.

Our board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of directors and upon at least 15 days’ written notice from a transferee prior to a proposed transfer that, if consummated, would result in the intended transferee “beneficially owning” (after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.8% ownership limit and the satisfaction of such other conditions as the board may direct, may in its sole and absolute discretion exempt a person from the 9.8% ownership limit. Additionally, our board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of directors, may in its sole and absolute discretion exempt a person from the limitation on a person “constructively owning” (as defined in our charter, and after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.8% ownership limit if (x) such person does not and represents that it will not directly or “constructively own” (after the application of the applicable attribution rules of the Code) more than a 9.8% interest in a tenant of ours; (y) we obtain such representations and undertakings as are reasonably necessary to ascertain this fact; and (z) such person agrees that any violation or attempted violation of such representations, undertakings and agreements will result in such equity stock in excess of the ownership limit being converted into and exchanged for Excess Stock. Our board of directors may from time to time increase or decrease the 9.8% limit, provided that the 9.8% limit may be increased only if five individuals could “beneficially own” or “constructively own” (applying the applicable attribution rules of the Code) no more than 50.0% in value of the shares of equity stock then outstanding.

DESCRIPTION OF COMMON STOCK

Distributions. Subject to the preferential rights of any shares of preferred stock currently outstanding or subsequently classified and to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, a holder of our common stock is entitled to receive distributions, if, as and when declared by our board of directors, out of our assets that we may legally use for distributions to stockholders and to share ratably in our assets that we may legally distribute to our stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities. We currently pay regular quarterly distributions on our common stock.

Relationship to Preferred Stock and Other Shares of Common Stock. The rights of a holder of shares of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that have been issued and that may be issued in the future. Our board of directors may cause preferred stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.

A holder of our common stock has no preferences, conversion rights, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding restrictions on ownership and transfer, all shares of common stock have equal distribution, liquidation, voting and other rights.

Voting Rights. Subject to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, a holder of common stock has one vote per share on all matters submitted to a vote of stockholders, including the election of directors.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock voting can elect all of the directors then standing for election and the holders of the remaining shares of common stock, if any, will not be able to elect any directors, except as otherwise provided for any series of our preferred stock.

Stockholder Liability. Under Maryland law applicable to Maryland corporations, holders of common stock will not be liable as stockholders for our obligations solely as a result of their status as stockholders.

Transfer Agent. The registrar and transfer agent for shares of our common stock is Wells Fargo Shareholder Services.

DESCRIPTION OF PREFERRED STOCK

General. Shares of preferred stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Before issuance of shares of each series, the Board of Directors is required to fix for each such series, subject to the provisions of Maryland law and our Charter, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof. The Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, shares of common stock might believe to be in their best interests, or in which holders of some, or a majority of, shares of common stock might receive a premium for their shares of common stock over the then market price of such shares. The shares of preferred stock will, when issued, be fully-paid and non-assessable and will have no preemptive rights.

The prospectus supplement relating to any shares of preferred stock offered thereby will contain the specific terms, including:

(i)	The title and stated value of such shares of preferred stock;

(ii)	The number of such shares of preferred stock offered, the liquidation preference per share and the offering price of such shares of preferred stock;

(iii)	The voting rights of such shares of preferred stock;

(iv)	The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such shares of preferred stock;

(v)	The date from which dividends on such shares of preferred stock will accumulate, if applicable;

(vi)	The procedures for any auction and remarketing, if any, for such shares of preferred stock;

(vii)	The provision for a sinking fund, if any, for the shares of preferred stock;

(viii)	The provisions for redemption, if applicable, of the shares of preferred stock;

(ix)	Any listing of the shares of preferred stock on any securities exchange;

(x)

The terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into shares of our common stock, including the conversion price (or manner of calculation thereof);

(xi)	A discussion of federal income tax considerations applicable to such shares of preferred stock;

(xii)	The relative ranking and preferences of such shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(xiii)

Any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with such series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(xiv)	Any limitations on direct or beneficial ownership and restrictions on transfer of such shares of preferred stock, in each case as may be appropriate to preserve our status as a REIT; and

(xv)	Any other specific terms, preferences, rights, limitations or restrictions of such shares of preferred stock.

The registrar and transfer agent for the shares of preferred stock will be set forth in the applicable prospectus supplement.

The description of the provisions of the shares of preferred stock set forth in this prospectus and in the related prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive Articles Supplementary to our Charter relating to such series of shares of preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock. In connection with any offering of shares of preferred stock, Articles Supplementary will be filed with the Securities and Exchange Commission as an exhibit or incorporated by reference in the Registration Statement.

Series D Preferred Stock

Maturity. Our Series D preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption except as provided in our charter.

Ranking. Our Series D preferred stock ranks senior to our common stock and to any other class or series of our capital stock (other than any class or series described below) with respect to the payment of dividends and liquidation rights. The Series D preferred stock ranks on a parity with any other class or series of capital stock that we may authorize or issue the terms of which specifically provide that such class or series ranks on a parity with our Series D preferred stock as to the payment of dividends and liquidation rights. Our Series D preferred stock ranks junior to any class or series that we may later authorize or issue the terms of which specifically provide that such class or series of capital stock ranks senior to our Series D preferred stock as to the payment of dividends and liquidation rights. Any authorization or issuance of equity securities senior to our Series D preferred stock would require the affirmative vote of the holders of two-thirds of the outstanding shares of Series D preferred stock.

Dividends. Subject to the rights of other series of preferred stock that may come into existence, holders of Series D preferred stock are entitled to receive, when and as declared by our board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.00% per year of the $25.00 liquidation preference per share (equivalent to a fixed annual amount of $2.00 per share). Dividends on our Series D preferred stock are payable quarterly, when and as authorized by our board, in arrears on or before the fifteenth day of each January, April, July and October (or, if not a business day, the next succeeding business day).

Dividends on the shares of our Series D preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the shares of our Series D preferred stock will accumulate as of the dividend payment date on which they became payable, but no interest or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on our Series D preferred stock that may be in arrears.

We will not declare or pay or set aside any funds for the payment of any dividends (other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to our Series D preferred stock as to the payment of dividends and liquidation rights) on any shares of parity stock or any shares of our capital stock that rank junior to our Series D preferred stock as to the payment of dividends and liquidation rights for any period unless we also have declared and either paid or a sum sufficient set aside for payment the full cumulative dividends on the shares of Series D preferred stock for the current and all past dividend periods. When dividends on our Series D preferred stock and the shares of any parity stock are not paid in full or a sum sufficient set aside for full payment, the full cumulative dividends on the Series D preferred stock and all series of parity stock will be allocated pro rata to the shares of our Series D preferred stock and to each parity series of shares so that the amount declared for each share of Series D preferred stock and for each share of each parity series is proportionate to the accrued and unpaid dividends on those shares.

Except as provided in the immediately preceding paragraph, unless we declare and pay or set aside for payment full cumulative dividends on the shares of our Series D preferred stock, we will not declare or pay or set aside any funds for the payment of any dividends (other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to our Series D preferred stock) on any shares of parity stock or any shares of our capital stock that rank junior to our Series D preferred stock as to the payment of dividends and liquidation rights and we will not redeem, purchase or otherwise acquire (except by conversion into or exchange for other capital stock ranking junior to our Series D preferred stock as to the payment of dividends and liquidation rights for the purpose of preserving our qualification as a REIT) any shares of parity stock or any shares of our capital stock that rank junior to our Series D preferred stock as to the payment of dividends and liquidation rights. We will credit any dividends made on the shares of our Series D preferred stock first against the earliest accrued but unpaid dividend due.

Liquidation Preference. Subject to the rights of any series of preferred stock that ranks senior to our Series D preferred stock as to liquidation rights, in the event of our liquidation, dissolution or winding up, the holders of Series D preferred stock will be entitled to receive, out of our assets legally available for distribution to our stockholders, a liquidation preference of $25.00 per share, plus any accrued and unpaid dividends through and including the date of payment. The holders of Series D preferred stock will be entitled to receive this liquidation distribution before we distribute any assets to holders of shares of our common stock or any other class or series of our capital stock that ranks junior to the shares of our Series D preferred stock as to liquidation rights.

Redemption. Our Series D preferred stock is not redeemable at any time at the option of the holders thereof. At our option, we may redeem the shares of Series D preferred stock, in whole or in part, at any time or from time to time upon not less than 30 days’ nor more than 60 days’ written notice, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon, if any, through the date fixed for redemption, without interest. Unless we declare and pay or set aside for payment full cumulative dividends on the Series D preferred stock and parity stock, we will not redeem any shares of Series D preferred stock or parity stock unless all outstanding shares of Series D preferred stock and parity stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent us from purchasing shares of excess stock in accordance with our charter in order to ensure we continue to meet the requirements for qualification as a REIT for federal income tax purposes, or the purchase or acquisition of shares of Series D preferred stock or parity stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D preferred stock or parity stock, as the case may be. Furthermore, unless we declare and pay or set aside for payment full cumulative dividends on all outstanding shares of Series D preferred stock and other classes or series of parity stock, we will not purchase or otherwise acquire directly or indirectly any shares of Series D preferred stock or parity stock (except by conversion into or exchange for shares of our capital stock ranking junior to Series D preferred stock and parity stock as to the payment of dividends and liquidation rights). Any shares of Series D preferred stock that are redeemed will revert to authorized but unissued shares of Series D preferred stock.

Voting Rights. Holders of Series D preferred stock have no voting rights, except as described below or as otherwise required by law. If dividends on the shares of Series D preferred stock or any parity stock are due but unpaid for three or more consecutive quarters or any six quarters (whether consecutive or not), whether or not earned or declared, then the holders of such shares (voting together as a class with the holders of any other series of parity stock with similar voting rights, if any) will be entitled to elect a total of two additional directors to serve on our board of directors until all cumulative dividends accumulated on such shares have been declared and paid or set aside for payment in full. The holders of record of at least 20 percent of the outstanding shares of Series D preferred stock (or of any other series of parity stock with like voting rights) may compel us to call a special meeting to elect these additional directors unless we receive the request less than 90 days before the date fixed for the next annual or special meeting of stockholders. Whether or not the holders call a special meeting, the holders of our Series D preferred stock (and any other series of parity stock with like voting rights) may vote for the additional directors at the next annual meeting of stockholders and at each subsequent meeting until we have fully paid all unpaid dividends on the shares for the past dividend periods and the then current dividend period, or we have declared the unpaid dividends and set apart a sufficient sum for their payment. These two additional directors may be removed at any time with or without cause by the holders of a majority of the outstanding shares of Series D preferred stock. If all accumulated dividends and the dividend for the then current dividend period on Series D preferred stock have been paid in full or declared and set aside for payment, then the holders of such securities will be divested of their voting rights (subject to revesting upon a future preferred dividend default) and, if all accumulated dividends and the dividend for the then current dividend period on any other series of parity stock with similar voting rights have been paid in full or declared and set aside for payment, then the term of each additional director will terminate.

In addition, the affirmative vote of the holders of two-thirds of the outstanding shares of our Series D preferred stock is required for us to authorize, create or increase equity securities ranking senior to the shares of our Series D preferred stock or to amend, alter or repeal our charter in a manner that materially and adversely affects the rights of the holders of the shares of our Series D preferred stock. We may issue additional shares of Series D preferred stock, or other parity stock, without any vote of the holders of the shares of our Series D preferred stock. Except as set forth above and subject to Maryland law, holders of our Series D preferred stock are not entitled to vote on any merger or consolidation, share exchange or sale of all or substantially all of our assets.

In addition, under Maryland law, the holders of Series D preferred stock will be entitled to vote as a separate voting group to approve a dividend payable in shares of Series D preferred stock to the holders of another class of our stock or to approve a dividend payable in shares of our stock other than Series D preferred stock to the holders of Series D preferred stock.

The holders of Series D preferred stock (or any other series of parity stock with like voting rights) will have no voting rights, however, if we redeem or call for redemption all outstanding shares of the series and deposit sufficient funds in a trust to effect the redemption on or before the time the act occurs requiring the vote.

Conversion. Our Series D preferred stock is not convertible into or exchangeable for any of our property or securities, except that the shares of Series D preferred stock may be exchanged for shares of excess stock in order to ensure that we remain qualified as a REIT for federal income tax purposes.

Transfer Agent. The transfer agent, registrar and distribution disbursing agent for Series D preferred stock is Wells Fargo Shareowner Services.

The description of the provisions of the Series D preferred stock set forth in this prospectus is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive articles supplementary to our charter relating to such series of shares of preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock.

DESCRIPTION OF WARRANTS

General

We may issue warrants for the purchase of shares of preferred stock or shares of common stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the securities warrant agreement and the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the securities warrant agreement and the securities warrant certificates relating to each series of warrants which will be filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part at or before the time of the issuance of that series of warrants.

In the case of warrants for the purchase of shares of preferred stock or shares of common stock, the applicable prospectus supplement will describe the terms of those warrants, including the following where applicable:

•	the offering price;

•

the type and aggregate number of shares purchasable upon exercise of the warrants, the exercise price, and in the case of warrants for shares of preferred stock, the designation, aggregate number and terms of the series of shares of preferred stock with which the warrants are being offered, if any, and the number of such warrants being offered with the shares of preferred stock;

•	the date, if any, on and after which the warrants and the related series of shares of preferred stock, if any, or shares of common stock will be transferable separately;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	any special United States federal income tax consequences; and

•	any other material terms of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any warrants to purchase shares of preferred stock or shares of common stock, holders of such warrants will not have any rights of holders of such shares of preferred stock or shares of common stock, including the right to receive payments of dividends, if any, on such shares of preferred stock or shares of common stock, or to exercise any applicable right to vote.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase such number of shares of preferred stock or shares of common stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the shares of common stock purchasable upon such exercise, together with certain information set forth on the reverse side of the securities warrant certificate.

Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the securities warrant certificate evidencing such warrants. Upon receipt of such payment and the securities warrant certificate properly completed and duly executed at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock purchasable upon such exercise. If fewer than all of the warrants represented by such securities warrant certificate are exercised, a new securities warrant certificate will be issued for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreement

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued under the warrant agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

Common Stock Warrant Adjustments

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be subject to adjustment in certain events, including:

•	payment of a dividend on the shares of common stock payable in shares of common stock and stock splits, combinations or reclassifications of the shares of common stock;

•

issuance to all holders of shares of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price (as defined in the warrant agreement for that series of shares of common stock warrants); and

•

certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings), or of subscription rights and warrants (excluding those referred to above).

No adjustment in the exercise price of, and the number of shares of common stock covered by, a shares of common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of shares of common stock or any securities convertible into or exchangeable for shares of common stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

In the event of any (i) consolidation or merger of us with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock); (ii) sale, transfer, lease or conveyance of all or substantially all of our assets; or (iii) reclassification, capital reorganization or exchange of the shares of common stock (other than solely a change in par value or from par value to no par value), then any holder of a common stock warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such common stock warrant the kind and amount of shares or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder’s common stock warrant immediately before the occurrence of such event. If the consideration to be received upon exercise of the shares of common stock warrant following any such event consists of shares of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such common stock warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock warrant were shares of common stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following paragraphs summarize certain material provisions of Maryland law applicable to Maryland corporations. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, our charter, including any articles supplementary, and bylaws. You should read these documents carefully to fully understand the terms of Maryland law, our charter and our bylaws.

Maryland, the state of our incorporation, has certain anti-takeover statutes, including the “business combination” provisions and “control share acquisition” provisions, which may also have the effect of making it difficult to gain control of us or to change existing management. To date, we have not opted out of the business combination provisions of the Maryland General Corporation Law.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the outstanding voting stock of the corporation; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the direct or indirect beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholders with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

•

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are also employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws provide that all shares of our capital stock are exempted from the Maryland control share acquisition statute to the fullest extent permitted by Maryland law.

Certain Elective Provisions of Maryland Law

Maryland law provides, among other things, that the board of directors has broad discretion in adopting stockholders’ rights plans and has the sole power to fix the record date, time and place for special meetings of the stockholders. Furthermore, Maryland corporations that:

•	have three independent directors who are not officers or employees of the entity or related to an acquiring person; and

•	are subject to the reporting requirements of the Securities Exchange Act,

may elect in their charter or bylaws or by resolution of the board of directors to be subject to all or part of a special subtitle which provides that:

•	the corporation will have a staggered board of directors;

•

any director may be removed only for cause and by the vote of two-thirds of the votes entitled to be cast in the election of directors generally, even if a lesser proportion is provided in the charter or bylaws;

•	the number of directors may only be set by the board of directors, even if the procedure is contrary to the charter or bylaws;

•	vacancies may only be filled by the vote of the remaining directors, even if the procedure is contrary to the charter or bylaws; and

•

the secretary of the corporation is required to call a special meeting of stockholders only on the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting, even if the procedure is contrary to the charter or bylaws.

To date, we have not made any of the elections described above, although, independent of these elections, our charter and bylaws contain provisions that special meetings of stockholders are only required to be held upon the request of a majority of the stockholders, that directors may be removed only for cause and by the vote of a majority of the votes entitled to be cast and that, generally, vacancies may be filled only by our Board of Directors.

Consideration of “All Relevant Factors”

In addition, as permitted by Maryland law, our charter includes a provision that requires our Board of Directors, in their evaluation of any potential business combination or any actual or proposed transaction that could result in a change of control, to consider all relevant factors, including, the economic effect on our stockholders, the social and economic effect on our employees, suppliers, customers and creditors and the communities in which we have offices or other operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Introductory Notes

The following discussion describes the material federal income tax considerations relating to our taxation as a REIT, and the ownership and disposition of the securities offered under this prospectus. A prospectus supplement will contain information about additional federal income tax considerations, if any, relating to a particular offering.

The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, persons holding common stock as part of a hedging or conversion transaction or a straddle and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

Jaeckle Fleischmann & Mugel, LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to herein. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our common stock to any particular holder. The opinion and the information in this section are based on the Internal Revenue Code of 1986, as amended (the “Code”), current, temporary and proposed Treasury Regulations (“Treasury Regulations”), the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged. In addition, Jaeckle Fleischmann & Mugel, LLP’s opinion is based on customary assumptions and is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business, all of which are described in the opinion.

EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR TO DETERMINE THE IMPACT OF HIS OR HER PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS AND OF OUR ELECTION TO BE TAXED AS A REIT. THIS INCLUDES THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company as a REIT

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year which ended December 31, 1997. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since the effective date of our election, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” below.

The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

Jaeckle Fleischmann & Mugel, LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended December 31, 2008 through December 31, 2010, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2011 and thereafter. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Jaeckle Fleischmann & Mugel, LLP as to factual matters relating to our organization and operation and that of our subsidiaries. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.

Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code described in this prospectus with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. While we intend to operate so that we continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a corporation.

Notwithstanding our REIT election, however, we will be subject to federal income tax in the following circumstances.

•	First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments.

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Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property and includes certain foreign currency gains and related deductions recognized subsequent to July 30, 2008) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

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Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held as inventory or primarily for sale to customers in the ordinary course of business, other than foreclosure property and after July 30, 2008, foreign currency gain and losses), such income will be subject to a 100% tax on prohibited transactions.

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Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as described below, and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax equal to the gross income attributable to (1) the greater of (a) the amount by which we fail to satisfy the 75% gross income test or (b) the amount by which we fail to satisfy the 95% gross income test, multiplied, in either case, by (2) a fraction intended to reflect our profitability.

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Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders; see “—Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

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Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset or any other property in the hands of the C corporation, and we would recognize gain on the disposition of such asset during the 10 (5 for any taxable year beginning in 2011) year period beginning on the date on which such asset was acquired by us, then, to the extent of such property’s built in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain generally will be subject to tax at the highest regular corporate rate then applicable. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

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Eighth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our customers by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

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Ninth, if we fail to satisfy the 5% or the 10% assets tests, and the failure qualifies under the Non De Minimis Exception, as described below under “—Asset Tests,” then we will have to pay an excise tax equal to the greater of (i) $50,000; or (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest federal income tax applicable to corporations.

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Tenth, if we fail to satisfy any REIT requirements other than the income test or asset test requirements, described below under “—Income Tests” and “—Asset Tests,” respectively, and would qualify for a reasonable cause exception, then we will have to pay a penalty equal to $50,000 for each such failure.

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Eleventh, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our common stock.

•	Twelfth, the earnings of our lower-tier entities that are subchapter C corporations, including domestic “taxable REIT subsidiaries”, are subject to federal income tax.

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Thirteenth, we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders.”

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

(i)	which is managed by one or more trustees or directors;

(ii)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(iii)	which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(iv)	which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(v)	the beneficial ownership of which is held by 100 or more persons;

(vi)

of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules;

(vii)	that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been revoked; and

(viii)	which meets certain other tests, described below, regarding the nature of its income and assets and amount of its distribution to Stockholders.

The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our shares intended to assist us in continuing to satisfy the share ownership requirements described in (v) and (vi) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. To monitor compliance with the stock ownership requirements, we are generally required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these record keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (vi) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself for all purposes of the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, although it may be subject to state and local taxation in some states, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” is a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation. To the extent that a domestic taxable REIT subsidiary is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid to us by our domestic taxable REIT subsidiaries, then the dividends we pay to our stockholders who are taxed at individual rates, up to the amount of dividends we receive from our domestic taxable REIT subsidiaries, will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income through 2012. No more than 25% (or 20% for tax years beginning prior to our 2009 taxable year) of our assets may consist of the securities of one or more taxable REIT subsidiaries.

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

We have made elections for 233 North Michigan Manager, Inc. and Eola Office Partners LLC to be treated as taxable REIT subsidiaries. Until its dissolution on September 17, 2007, Phoenix Viad Manager, Inc. was a taxable REIT subsidiary.

A REIT is not treated as holding the assets of a taxable REIT subsidiary corporation or as receiving any income that the taxable REIT subsidiary earns. Rather, the stock issued by the taxable REIT subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the taxable REIT subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of such taxable REIT subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees).

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of the operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly, or a subsidiary partnership, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Income Tests

In order for us to maintain qualification as a REIT, two percentage tests relating to the source of our gross income must be satisfied annually.

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First, at least 75% of our gross income (excluding gross income from prohibited transactions and for tax years beginning after July 30, 2008, real estate foreign exchange gain) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of temporary investments.

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Second, at least 95% of our gross income (excluding gross income from prohibited transactions and for tax years beginning after July 30, 2008, passive foreign exchange gain) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or other securities that are not dealer property, or from any combination of the foregoing. For tax years beginning after July 30, 2008, the exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from engaging in substantial and regular trading or dealing in securities.

Gross income from certain transactions entered into by us to hedge indebtedness we incur to acquire or carry real estate assets and that are properly and timely identified as hedging transactions is not included in gross income for purposes of the 95% income test and for hedging transactions entered into after July 30, 2008, the 75% income test. A “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to mange the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

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First, the rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant. We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. However, if we own more than 50% of the vote or value of the taxable REIT subsidiary, and the rent payable is increased pursuant to a lease renegotiation, then the increase in rent will not be treated as qualifying rent.

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Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” The test is based on the relative fair market value of the real and personal property.

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Fourth, generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, and if we timely file a schedule describing each item of our gross income in accordance with Treasury Regulations.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company as a REIT,” even if the relief provisions were to apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test and (ii) the amount by which 95% of our gross income exceeds the amount of qualifying income under the 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

Prohibited Transactions

A REIT will incur a 100% penalty tax on the net income derived from a sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business (a “prohibited transaction”). We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of its business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Under a safe harbor provision in the Code, however, income from certain sales of real property held by the REIT will not be treated as income from a prohibited transaction if the following requirements are met:

•	the REIT has held the property for not less than two years (or, for sales made on or before July 30, 2008, four years);

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the aggregate expenditures made by the REIT, during the two year period (or, for sales made on or before July 30, 2008, four-year period) preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the net selling price of the property;

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either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such property sold by the REIT during the year did not exceed 10% of the aggregate bases of all the assets of the REIT at the beginning of the year or (3) for sales made after July 30, 2008, the aggregate fair market value of all such property sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

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in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years (or, for sales made on or before July 30, 2008, four years) for the production of rental income; and

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if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe harbor when disposing of assets. We cannot assure you, however, that we can comply with that safe harbor or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

1. At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items (which beginning for tax years after July 30, 2008 includes certain foreign currency) and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the noncorporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of our shares or a public offering of our long-term debt.

2. Not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class.

3. The value of any one nongovernment issuer’s securities owned by us may not exceed 5% of the value of our total assets.

4. We may not own more than 10% of any one issuer’s outstanding voting securities.

5. We may not own more than 10% of the total value of the outstanding securities of any one issuer.

6. Not more than 25% (or 20% for tax years beginning prior to our 2009 taxable year) of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

For purposes of these asset tests, the securities of qualified REIT subsidiaries are not taken into account, and any assets owned by our qualified REIT subsidiaries are treated as owned directly by us.

For purposes of the 5% asset test, the 10% vote or value test and the 25% securities test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets or equity interests in a partnership or any entity that is disregarded for federal income tax purposes (“Excluded Security”). For purposes of the 10% value test, debt instruments issued by a partnership are not classified as “securities” to the extent of our interest as a partner in such partnership (based on our proportionate share of the partnership’s equity interests and certain debt securities) or if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term “securities” also does not include securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation of which we own no equity interest), loans to individuals or estates, and accrued obligations to pay rent.

With respect to each issuer in which we currently own an interest that does not qualify as a an Excluded Security, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the “straight debt” exceptions with respect to certain issuers). In addition, we believe that our securities of taxable REIT subsidiaries do not exceed 25% (or 20% for tax years beginning prior to our 2009 tax year) of the value of our total assets. With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determination.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if one of the following exceptions applies:

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we satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non qualifying assets; or

•	we eliminate any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Moreover, if we fail to satisfy the asset tests at the end of a calendar quarter during a taxable year beginning after October 22, 2004, we will not lose our REIT status if one of the following additional exceptions applies:

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De Minimis Exception. The failure is due to a violation of the 5% or 10% asset tests referenced above and is “de minimis” (for this purpose, a “de minimis” failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million), and we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months of the last day of the quarter in which we identify the failure; or

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Non De Minimis Exception. All of the following requirements are satisfied: (i) the failure does not qualify for the De Minimis Exception, (ii) the failure is due to reasonable cause and not willful neglect, (iii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months of the last day of the quarter in which we identify the failure, and (v) we pay an excise tax as described in “—Taxation of Our Company as a REIT.”

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and

•	90% of the net income (after tax), if any, from foreclosure property, minus

•	the sum of certain items of noncash income over 5% of our REIT taxable income.

Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We may elect to retain and pay tax on our net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, our stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short term, or possibly long term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

Pursuant to Revenue Procedure 2010-12, the IRS has indicated that it will treat distributions from publicly-traded REITs that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirements and qualify for the dividends paid deduction for federal income tax purposes. In order to qualify for such treatment, Revenue Procedure 2010-12 requires that at least 10% of the total distribution be payable in cash and that each shareholder have a right to elect to receive its entire distribution in cash. If too many shareholders elect to receive cash, each shareholder electing to receive cash must receive a proportionate share of the cash to be distributed (although no shareholder electing to receive cash may receive less than 10% of such shareholder’s distribution in cash). Revenue Procedure 2010-12 applies to distributions declared on or before December 31, 2012 with respect to taxable years ending on or before December 31, 2011. Although Revenue Procedure 2010-12 applies only to taxable dividends payable in cash and stock with respect to taxable years ending on or before December 31, 2011, the IRS has issued private letter rulings to other REITs granting similar treatment to elective cash/stock dividends made prior to the issuance of Revenue Procedure 2010-12. Those rulings may only be relied upon by the taxpayers to whom they were issued, but we could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent we will be able to pay taxable dividends payable in cash and stock in later years. We have no current intention to make a taxable dividend payable in common stock.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify as a REIT and such failure is not an asset test or income test failure, we generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure.

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders taxed at individual rates may be eligible for capital gain tax rates (through 2012), and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Tax Aspects of Our Investments in Partnerships

General. Many of our investments are held through subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

1. the status of each subsidiary partnership and limited liability company taxed as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

2. the taking of actions by any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

We believe that each of the subsidiary partnerships and each of the limited liability companies that are not disregarded entities for federal income tax purposes will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If any of the partnerships were to be treated as a corporation, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT. In addition, if any of the partnerships were treated as a corporation, it is likely that we would hold more than 10% of the voting power or value of the entity and would fail to qualify as a REIT. See “—Asset Tests.”

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of each subsidiary partnership and limited liability company that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have sufficient control over all of the subsidiaries that are treated as partnerships for federal income tax purposes to protect our REIT status and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders. As used in the remainder of this discussion, the term “U.S. Stockholder” means a beneficial owner of common stock that is for United States federal income tax purposes:

1. a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

2. a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

3. an estate the income of which is subject to United States federal income taxation regardless of its source; or

4. a trust if: (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If the investor is a partner of a partnership holding common stock, the investor should consult his or her tax advisor regarding the tax consequences of the ownership and disposition of common stock.

Distributions. As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income is 15% for tax years through December 31, 2012. Qualified dividend income generally includes dividends paid to U.S. stockholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company as a REIT” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income, which is a maximum rate of 35% through 2012. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends to the extent attributable: (1) to dividends received by us from non-REIT corporations, such as certain taxable REIT subsidiaries; and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our net taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the ex-dividend date. In addition, for taxable years beginning after December 31, 2012, dividends paid to certain individuals, trusts and estates may be subject to a 3.8% Medicare tax.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s stock, but rather will reduce the adjusted basis of such shares (but not below zero) as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

Capital Gain Dividends. Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. Stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

Upon any taxable sale or other disposition of our stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. Stockholder’s adjusted basis in such stock for tax purposes.

Capital Gains and Losses. Gain or loss will be capital gain or loss if the stock has been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. Stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%, which rate, absent Congressional action, will apply until December 31, 2012. However, to the extent that the capital gain realized by a noncorporate stockholder on the sale of REIT stock corresponds to the REIT’s “unrecaptured Section 1250 gain,” such gain would be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability. In addition, for taxable years beginning after December 31, 2012, capital gains recognized by certain individuals, trusts and estates may be subject to a 3.8% Medicare tax.

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” The current applicable provisions of the federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2012, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held its stock as “debt financed property” within the meaning of the Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) of the Code the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

A “qualified trust” (defined to be any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the “look through” rule. The restrictions on ownership of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the board of directors.

Taxation of U.S. Shareholders on a Redemption of Series D Preferred Stock

A redemption of the Series D preferred stock will be treated under Section 302 of the Internal Revenue Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Internal Revenue Code enabling the redemption to be treated as a sale of the Series D preferred stock (in which case the redemption will be treated in the same manner as a sale described in the accompanying prospectus under “—Taxation of Taxable U.S. Stockholders”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the holder’s interest in our stock, (ii) results in a “complete termination” of the holder’s interest in all our classes of our stock, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the

Internal Revenue Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Internal Revenue Code described above will be satisfied with respect to any particular holder of the Series D preferred stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine such tax treatment.

If a redemption of the Series D preferred stock does not meet any of the three tests described above, the redemption proceeds will be treated as a distribution, as described in “—Taxation of Taxable U.S. Stockholders.” In that case, a shareholder’s adjusted tax basis in the redeemed Series D preferred stock will be transferred to such shareholder’s remaining stock holdings in us. If the shareholder does not retain any of our shares, such basis could be transferred to a related person that holds our stock or it may be lost.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. Stockholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. Stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. federal income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business. Such forms shall be filed every three years unless the information on the form changes before that date.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the Non-U.S. stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. federal income tax at the rate of at least 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of

1980 (“FIRPTA”). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder’s FIRPTA tax liability.

For any taxable year beginning after October 22, 2004, a Non-U.S. Stockholder that owns no more than 5% of our common stock at all times during the one year period preceding the distribution will not be subject to 35% FIRPTA withholding with respect to distributions that are attributable to gain from our sale or exchange of U.S. real property interests, provided that our common stock continues to be regularly traded on an established securities market located in the United States. Instead, any distributions made to such Non-U.S. Stockholder will be subject to the general withholding rules discussed above in “—Taxation of Non-U.S. Stockholders,” which generally impose a withholding tax equal to 30% of the gross amount of each distribution (unless reduced by treaty).

Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to U.S. taxation unless:

•

the investment in our stock is effectively connected with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

•

the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our stock will not constitute a U.S. real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.

We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. Stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

•	the class or series of shares sold is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE, located in the United States; and

•

the selling Non-U.S. Stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. federal income tax with respect to any gain in the same manner as a taxable U.S. Stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. Stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common stock.

Backup Withholding Tax and Information Reporting

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders are urged consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Effective for payments after December 31, 2012, withholding at a rate of 30% will be imposed on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any substantial United States owners or (ii) provides certain information regarding the entity’s substantial United States owners, which we will in turn provide to the Secretary of the Treasury. Foreign investors are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in our common stock.

Other Tax Considerations

Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in our stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, resulting in revisions of Treasury Regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our stock.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling security holder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling security holder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including: (a) block transactions (which may involve crosses) and transactions on the New York Stock Exchange or any other organized market where the securities may be traded; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (d) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for securities; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling security holder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling security holder may directly solicit offers to purchase the securities and we or a selling security holder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITY HOLDERS

Selling security holders are persons or entities that, directly or indirectly, have acquired or from time to time will acquire common stock, preferred stock or warrants, as applicable, from us. Such selling security holders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling security holders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The selling security holders may offer for sale all or some portion of the securities that they hold. To the extent that any of the selling security holders are broker or dealers, they are deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act.

The applicable prospectus supplement will set forth the name of each of the selling security holders and the number and classes of our securities beneficially owned by such selling security holders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling security holders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

LEGAL MATTERS

The legality of the securities and certain other legal matters have been passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

EXPERTS

The consolidated financial statements and schedules of Parkway Properties, Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements makes reference to Parkway Properties, Inc. and subsidiaries retrospectively applying certain reclassifications associated with discontinued operations.

The statements of revenues and direct operating expenses of 3344 Peachtree, Corporate Center Four, and Two Liberty Place for the year ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

11,000,000 Shares

PARKWAY PROPERTIES, INC.

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Wells Fargo Securities

KeyBanc Capital Markets

RBC Capital Markets

Credit Suisse

Raymond James

BMO Capital Markets

Stifel

March 19, 2013